Exhibit 99.1

FOR IMMEDIATE RELEASE

JULY 6, 2005


             CAPSTONE TURBINE BOARD ADOPTS STOCKHOLDER RIGHTS PLAN
            TO ENSURE FAIR AND EQUAL TREATMENT FOR ALL STOCKHOLDERS
             IN THE EVENT OF A COERCIVE OR UNFAIR TAKEOVER ATTEMPT


                  CHATSWORTH, Calif., July 6, 2005 (BUSINESS WIRE) -Capstone Turbine Corporation (the "Company") (NASDAQ: CPST) announced today that its Board of Directors adopted a Stockholder Rights Plan to ensure all of Capstone's stockholders receive fair and equal treatment in the event of a proposed takeover or use of a partial tender offer to gain control of the Company and that its Board has the opportunity to maximize value for all of its stockholders.

                  "From time to time, including in the recent past, Capstone has received expressions of interest from third parties. The goal of the Rights Plan is not to prevent an acquisition of the company, but rather to protect the Company and its stockholders from coercive or unfair takeover tactics that could deprive the Board and stockholders of opportunities to maximize the Company's value," John Tucker, president and chief executive officer of Capstone said. "The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders."

                  The plan is initially not dilutive and, until the rights separate from the underlying common shares and become excerisable following certain events, is not expected to have any effect on the trading of the common shares of the Corporation or reported earnings and cash flow per share on a fully diluted or non-diluted basis.

                  Pursuant to the Plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.001 per share, of the Company held by stockholders of record as of the close of business on July 18, 2005. The Rights are set to expire on July 18, 2015 but are subject to a so-called "sunset provision," which would terminate the Rights Plan unless the Company's stockholders specifically approve its continuation at the 2008 annual stockholders meeting.

                  Each Right initially will entitle stockholders to buy one unit of a share of preferred stock for $10.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock.

                  If any person becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with a holder of 15% or more of the company's stock, then each Right not owned by a 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, in lieu of the unit of preferred stock, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, after any person has become a 15%-or-more stockholder, if the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than any person who has become a 15%-or-more stockholder, to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

                  The Company will generally be entitled to redeem the Rights at $0.0001 per Right or exchange the Rights for one share of common stock per Right at any time until 10 days (subject to extension) after a public announcement that a 15% position in the Company's common stock has been acquired.

                  Details of the Stockholder Rights Plan are outlined in a letter that will be mailed to all stockholders.

                  About Capstone Turbine

                  Capstone Turbine Corporation(R) (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has shipped more than 3,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged more than 9 million hours of documented operation. An ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Milan and Tokyo.

                  "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation.

                  SOURCE: Capstone Turbine Corporation

                  Sitrick & Company, Inc.
                  Michael Sitrick, 310-788-2850
                  Contacts: